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                                                                      EXHIBIT 10

PRECISION CASTPARTS CORP. AND WYMAN-GORDON COMPANY ANNOUNCE EXTENSION OF TENDER OFFER FOR WYMAN-GORDON COMPANY COMMON STOCK

PORTLAND, Oregon and GRAFTON, Massachusetts - August 9, 1999 - Precision Castparts Corp. (NYSE:PCP) and Wyman-Gordon Company (NYSE:WYG) today announced that the expiration date of the previously announced $20.00 per share cash tender offer by Precision Castparts Corp.'s subsidiary, WGC Acquisition Corp., for all outstanding shares of common stock of Wyman-Gordon Company has been extended until midnight, New York City time, on Friday, August 27, 1999; provided, however, that if the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") in respect of the tender offer is terminated prior to August 13, 1999, the expiration date of the tender offer will be the date which is ten business days immediately following public disclosure of the expiration or termination of the waiting period under the HSR Act. As previously announced, on July 30, 1999, both Precision Castparts Corp. and Wyman-Gordon Company completed the submission of the documents and information requested by the Federal Trade Commission ("FTC"). At the request of the FTC, Precision Castparts Corp. agreed not to consummate the proposed acquisition until 20 calendar days after it and Wyman-Gordon certified compliance with the FTC request for additional information. Upon further request of the FTC, Precision Castparts Corp. has agreed that it will not consummate the proposed acquisition prior to 11:59 p.m. on August 27, 1999. The purpose of the extension is to provide sufficient time for the FTC to consider the proposed acquisition.

As of the close of business on August 6, 1999, approximately 21,900,000 shares of common stock of Wyman-Gordon Company had been tendered in the tender offer. This constitutes approximately 61% of Wyman-Gordon Company's outstanding shares as of the commencement of the tender offer.

Precision Castparts Corp. is a worldwide manufacturer of complex metal components and products. Wyman-Gordon Company is a leader in forgings, investment castings, and composite structures.

Contacts:     Dwight Weber, Precision Castparts Corp. - 503-417-4855
              Denis Poirier, Wyman-Gordon Company  - 508-839-8224